Exhibit (d)(39)(i)

MANAGEMENT CONTRACT

Management Contract executed as of July 9, 2014 among GMO Special Opportunities SPC Ltd., a company incorporated under the provisions of the Companies Act 1981 of Bermuda on the 12th day of June 2014 as an exempted company (the “Company”) and a wholly owned subsidiary of GMO Special Opportunities Fund (the “Fund”), a series of GMO Trust, a Massachusetts business trust (the “Trust”), and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the “Manager”).

W I T N E S S E T H:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY MANAGER TO THE COMPANY.

(a) Subject always to the control of the Company, and to such policies as the Company may determine, the Manager will, at its expense, furnish continuously an investment program for the Company and will make investment decisions on behalf of the Company and place all orders for the purchase and sale of its portfolio securities. In the performance of its duties, the Manager will comply with the provisions of the Management Contract between the Trust, on behalf of the Fund, and the Manager, dated as of June 27, 2014 (the “Fund Management Contract”), the Bye-Laws of the Company, and the stated investment objective, policies and restrictions of the Fund.

(b) In placing orders for the portfolio transactions of the Company, the Manager will seek the best price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Company the most favorable price and execution available, the Manager shall consider all factors it deems relevant, including, without limitation, the overall net economic result to the Company (involving price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future and financial strength and stability of the broker. Subject to such policies as the Company may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Company to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Company and to other clients of the Manager, including the Trust, as to which the Manager exercises investment discretion.

(c) The Manager shall not be obligated under this agreement to pay any expenses of or for the Company not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3.

2.	OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, officers and directors of the Company may be a member, partner, shareholder, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Company. It is also understood that the Manager and persons controlled by or under common control with the Manager have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

3.	COMPENSATION TO BE PAID BY THE COMPANY TO THE MANAGER.

The Company will pay no direct fee to the Manager as compensation for the Manager’s services rendered hereunder. Since the Fund is the sole shareholder of the Company, the Manager will be indirectly compensated for its services rendered hereunder pursuant to the terms of the Fund Management Contract.

In the event that the expenses of the Company exceed any expense limitation which the Manager may, by written notice to the Company, voluntarily declare to be effective with respect to the Company, subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall bear the Company’s expenses to the extent required by such expense limitation.

4.	ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended unless such amendment is approved by both parties hereto and the sole shareholder of the Company.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until:

(a) Either party hereto may at any time terminate this Contract by not more than sixty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

(b) The Fund Management Contract is terminated or otherwise ceases to remain in effect.

Termination of this Contract pursuant to this Section 5 shall be without the payment of any penalty.

6.	CERTAIN DEFINITIONS.

For the purposes of this Contract, the terms “control” and “assignment” shall have their respective meanings defined in the Investment Company Act of 1940 and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

7.	NONLIABILITY OF MANAGER.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Company, or to any shareholder of the Company, including the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

8.	INITIALS “GMO”.

The Manager owns the initials “GMO” which may be used by the Company only with the consent of the Manager. The Manager consents to the use by the Company of the name “GMO” as part of the Company’s name, but only on condition and so long as (i) this Contract shall remain in full force and (ii) the Company shall fully perform, fulfill and comply with all provisions of this Contract expressed herein to be performed, fulfilled or complied with by it. No such name shall be used by the Company at any time or in any place or for any purposes or under any conditions except as in this section provided. The foregoing authorization by the Manager to the Company to use said initials as part of a business or name is not exclusive of the right of the Manager itself to use, or to authorize others to use, the same; the Company acknowledges and agrees that as between the Manager and the Company, the Manager has the exclusive right so to authorize others to use the same; the Company acknowledges and agrees that as between the Manager and the Company, the Manager has the exclusive right so to use, or authorize others to use, said initials and the Company agrees to take such action as may reasonably be requested by the Manager to give full effect to the provisions of this section (including, without limitation, consenting to such use of said initials). Without limiting the generality of the foregoing, the Company agrees that, upon any termination of this Contract by either party or upon the violation of any of its provisions by the Company, the Company will, at the request of the Manager made within six months after the Manager has knowledge of such termination or violation, use its best efforts to change the name of the Company so as to eliminate all reference, if any, to the initials “GMO” and will not thereafter transact any business in a name containing the initials “GMO” in any form or combination whatsoever, or designate itself as the same entity as or successor to an entity of such name, or otherwise use the initials “GMO” or any other reference to the Manager. Such covenants on the part of the Company shall be binding upon it, its directors, officers, shareholders, creditors and all other persons claiming under or through it.

9.	MISCELLANEOUS.

(a) It is understood that the Manager is an independent contractor and not an employee or agent of the Company. Except as provided in this Contract, the Manager shall not have authority to bind, obligate or represent the Company.

(b) This Contract shall be executed outside of The Commonwealth of Massachusetts.

(c) Pursuant to an exemption from the Commodity Futures Trading Commission (the “CFTC”) in connection with accounts of qualified eligible persons, this brochure or account document is not required to be, and has not been, filed with the CFTC. The CFTC does not pass upon the merits of participation in a trading program or upon the adequacy or accuracy of commodity trading advisor disclosure. Consequently, the CFTC has not reviewed or approved this trading program or this brochure or account document.

10.	LIMITATION OF LIABILITY OF SHAREHOLDERS, DIRECTORS AND OFFICERS.

The Manager agrees that in satisfaction of any liability, debt, judgment, or other obligation owing from the Company under this Contract, it shall have recourse to the assets of the Company only and not to any shareholder, director or officer of the Company individually.

IN WITNESS WHEREOF, GMO SPECIAL OPPORTUNITIES SPC LTD. and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

GMO SPECIAL OPPORTUNITIES SPC LTD.

By	/s/ Sheppard Burnett
Title: Director

GRANTHAM, MAYO, VAN OTTERLOO
& CO. LLC

By	/s/ J.B. Kittredge
Title: General Counsel

Reviewed by: /s/ Jason Harrison

Execution of this Agreement by Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”), whether as a party itself, a managing member of a party or the managing member of the general partner of a party, is by a duly authorized officer solely in his capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this Agreement are binding solely on the named parties to this Agreement and are not binding upon any officer or other agent, partner, member or director of GMO individually. A Certificate of Organization of GMO is on file with the Secretary of State of The Commonwealth of Massachusetts.